EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

Trinity Compound Solutions Inc. (formerly known as Trinity RX Solutions, LLC)

and

BioCorRx Inc.

Dated: June 30, 2015

This agreement is made between Trinity Compound Solutions Inc., a New York Corporation (“seller”), and BioCorRx Inc., a Nevada corporation (hereinafter referred to as “Buyer”).

RECITALS

Whereas, Buyer desires to purchase, and Seller desires to sell its’ intellectual property and contractual rights including the NALTREXONE IMPLANT formula(s) (“IP Asset”) created by Dr. Jim Rowe of Australia, in accordance with the attached Bill of Sale, and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.

Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller its intellectual property and all contractual rights in the naltrexone implant and formula created by Dr. Jim Rowe of Australia.

2.	Buyer represents and warrants that it accepts the IP Asset. Seller hereby represents and warrants that it is the sole and exclusive owner of the IP Asset.

3.

Purchase Price: The purchase price for the IP Asset being purchased hereunder shall be one million dollars ($1,000,000), plus three million (3,000,000) common restricted shares of BioCorRx Inc., and a four year service agreement under which Sal Amodeo, as either an employee or consultant shall be compensated in an amount equal to $75,000 per annum including the bonus plan at the time this agreement is executed. In consideration of purchase price, seller sells, assigns, transfers and delivers to Buyer, all of the Seller’s right, title, and interest in and to the copyrights, trademarks, patents, and other intellectual property rights Worldwide, except for Australia and New Zealand, (“Territory”) and solely for use in the Territory.

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4.

Appointment of Escrow Agent. The Buyer and Seller shall take all steps reasonable and necessary to appoint a bona fide Escrow Agent in accordance with the terms and conditions included in but not limited to Section 5. The Escrow Agent agreement and appointment thereof will be finalized no later than 30 days following the execution of this agreement.

5.	Payment of Purchase Price: Allocation.

5.1

Payment of the Purchase price shall be made as follows: (i) $150,000 (non-refundable deposit) to be paid no later than ninety (90) days after execution of this agreement which will immediately be made payable to Sal Amodeo/Trinity Compound Solutions (ii) $150,000 to be paid no later than one hundred and eighty (180) days after the execution of this agreement which will be immediately deposited into the designated Escrow Account (iii) $200,000 to be paid no later than two hundred seventy (270) days after the execution of this agreement which will be immediately deposited into the designated Escrow Account (iv) $200,000 to be paid no later than three hundred sixty (360) days after the execution of this agreement which will be immediately deposited into the designated Escrow Account; and (v) $300,000 to be paid no later than four hundred forty (440) days (“closing date”) after the execution of this agreement which shall be immediately deposited into the designated Escrow Account.

5.2

Seller shall deposit with and the designated Escrow Agent shall retain any and all documents required, necessary or proper in order to give effect to the sale of the implant formula until the conditions in Section 5.1 are met and at which time the implant formula will be released to Buyer in accordance with Escrow Agreement. The bona fide Escrow Agent shall be selected by Seller.

5.3

Purchaser shall issue shares as follows: (i) One Million Shares of Purchaser’s Common Stock will be issued to Seller upon execution of this agreement (ii) One Million Shares of the Purchaser’s Common Stock will be issued to Seller when first payment is made to Seller; and (iii) One Million Shares of the Purchaser’s Common Stock will be held in the Escrow Account until the Closing Date.

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6.

Closing/Risk of Loss: The closing of the transactions contemplated by this Agreement shall take place at such place as Buyer and Sellers shall agree, upon the "Closing Date". Seller shall, on the Closing Date, convey, transfer and assign to Buyer by Bill of Sale in form and substance satisfactory to Buyer and its counsel such Assets as are described in paragraph 1 hereof upon payment of the purchase price in full as set forth in Paragraph 3 & 4 hereof. Seller shall also, on and after the Closing Date and upon request of Buyer, execute such other documents as may be required in order to make effective the sale and transfer of Seller’s IP Assets as therein provided to vest fully in Buyer the title thereto and to otherwise effectuate the purposes of this Agreement. Buyer shall take possession of the IP Assets as of closing. Risk of loss shall pass from Seller to Buyer at closing.

7.	Covenants of Seller: Seller hereby covenants and agrees with Buyer that:

(a) Seller is the sole owner of and have the full right and authority to sell the IP Assets to be transferred hereunder, all of which, except as otherwise specifically provided for in this Agreement, are free and clear of any and all debts, claims, mortgages, liens, security agreements and other encumbrances equities or restrictions on transfer except or disclosed hereinafter in this Agreement.

(b) Seller is a corporation duly organized and validly existing under the laws of the State of New York. The execution and delivery of the this Agreement by officers executing and delivering the same have been duly authorized by Seller’s Board of Directors, and do not and will not violate any provision of Seller’s Articles of Incorporation, by laws or any contract or other agreement to which Seller is a party, or which is or purports to be binding upon Seller.

(c) With respect to the IP Assets, there is no litigation, arbitration or other legal proceeding pending, or to the knowledge of Sellers, threatened against Seller, and Seller are not in default with respect to any order of any court or government authority which may have been issued against Sellers.

(d) Seller’s Asset is not in violation of any existing or proposed environmental safety or health law, rule or regulation.

8.	Buyer's Representations and Warranties. Buyer hereby represents and warrants that:

(a) Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada.

(b) The execution and delivery of this Agreement by the officers executing and delivering the same have been duly authorized by Buyer's shareholders and board of directors, and do not and will not violate any provisions of Buyer's Articles of Incorporation, By Laws, or any contract or other agreement to which Buyer is a party or which is or purports to be binding upon Buyer.

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9.

Seller's execution of a Bill of Sale to the IP Assets attached hereto shall be deemed to constitute an acknowledgment that the representations and warranties contained in this Paragraph are true, correct, valid and enforceable as of the Closing Date.

(a) The representations and warranties of Seller made in this Agreement or any document or certificate delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date with the force and effect as though such representations and warranties had been made on and as of the Closing Date, to such effect, certified by Seller.

(b) Seller shall have fully performed and complied with all covenants, terms and agreements to be performed and complied with by Seller on or before the Closing Date.

(c) On the Closing Date no action or proceeding against Seller before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or events contemplated by this Agreement or cause such transactions to be rescinded, require Seller to divest itself of any of its IP Assets or properties of which, in the opinion of counsel for the Buyer, would make the transactions contemplated hereby imprudent.

(d) Buyer shall have received such other certificates, documents, assignments, instruments as counsel for Buyer shall reasonably request in order to consummate the transactions contemplated by this Agreement.

10.	Miscellaneous.

(a) Except as otherwise provided for herein, each of the parties hereto shall pay its own expenses in connection with the transactions contemplated by this Agreement.

(b) The parties hereto agree to execute and deliver all such further instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention the parties as expressed herein.

(c) All representations, warranties, covenants and agreements made by Seller and Buyer in this Agreement or pursuant to this Agreement shall survive the Closing Date.

(d) This instrument contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein. The parties hereto expressly agree that this Instrument supersedes and rescinds any prior written agreement between them pertaining to the sale of the IP Assets. This Agreement may not be amended, modified or discharged orally or otherwise than in writing, executed by all the parties hereto or the respective successors or assigns.

(e) This Agreement and the transactions and other instruments provided for herein shall be governed as to their validity, interpretation and effect by the laws of the State of California, and may only be judicially enforced in any court of competent jurisdiction sitting in Los Angeles, CA. This Agreement will be binding upon the respective successors and assigns of the parties hereto.

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(f) Nothing herein shall be construed as an agreement by Buyer to assume any contract to which Seller is a party or to hire any person currently employed by Seller in conjunction with the asset, with exception of Harrico-Galler Pharmacy.

(g) With regard to any other formulas other than the implant controlled by Seller are desired for use by Buyer, then Buyer shall have the first right of refusal to obtain exclusive rights consistent with those obtained for the Implant. BioCorRx shall have this opportunity in exchange for agreeing to pay to Trinity Five Hundred Thousand Dollars ($500,000.00) for each additional formula. The payment of these funds shall be made via royalty payments in the amount of ten percent (10%) of gross sales once each formula is placed into market until the total fee of Five Hundred Thousand Dollars ($500,000.00). In the event that BioCorRx must perform research and development in order to ready a formula for market then the ten percent (10%) royalty shall be reduced to five percent (5%) until such time as the research and development costs have been recouped by BioCorRx after which the royalty rate shall return to ten percent (10%) until the five hundred thousand dollars ($500,000.00) has been fully paid.

(h) Upon execution of this agreement Sal Amodeo shall assist BioCorRx in entering into an agreement with Dr. Rowe under which Dr. Rowe shall provide BioCorRx with consulting and research and development services.

(i) Upon execution of this agreement buyer agrees to execute a definitive agreement with seller’s existing compounding pharmacy that manufactures the Naltrexone Implant for up to a period of not less than 24 months. The compounding pharmacy is identified in this agreement as Mr. John Gallagher of Harrico-Galler Drug Corporation located in Brooklyn, New York. The definitive agreement will be mutually agreed to by both parties. Furthermore, buyer agrees to enter into an individual agreement with Mr. John Gallagher under which Mr. Gallagher shall provide buyer with pharmaceutical consulting services.

(j) All covenants shall be binding upon and shall extend to the heirs, personal representatives, successors and assigns of the parties.

(k) Time is of the essence in this Agreement.

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IN WITNESS WHEREOF the parties have caused this agreement to be duly executed on this the 30th day of June, 2015

Trinity Compound Solutions Inc.:

By:_______________________________

Sal Amodeo, President and Owner

BioCorRx Inc.:

By:_______________________________

Interim-Chief Executive Officer

By:_______________________________

President

By:_______________________________

Chief Financial Officer

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